Exhibit A:

Mr. Le also directly owns an employee stock option to purchase 40,000 shares of
Class A common stock with (i) an exercise price of $201.25 per share and (ii) an expiration date of September 8, 2025. Of the 40,000 shares subject to this option, 10,000 shares vested on September 8, 2016, 10,000 shares vested on
September 8, 2017, 10,000 shares vested on September 8, 2018, and 10,000 shares vested on September 8, 2019.

Mr. Le also directly owns an employee stock option to purchase 40,000 shares of
Class A common stock with (i) an exercise price of $189.16 per share and (ii) an expiration date of March 8, 2027. Of the 40,000 shares subject to this option,
10,000 shares vested on March 8, 2018, 10,000 shares vested on March 8, 2019,
10,000 shares are scheduled to vest on March 8, 2020, and 10,000 shares are scheduled to vest on March 8, 2021.

Mr. Le also directly owns an employee stock option to purchase 80,000 shares of
Class A common stock with (i) an exercise price of $131.53 per share and (ii) an expiration date of February 8, 2028. Of the 80,000 shares subject to this option, 20,000 shares vested on February 8, 2019, 20,000 shares are scheduled to vest on February 8, 2020, 20,000 shares are scheduled to vest on February 8,
2021, and 20,000 shares are scheduled to vest on February 8, 2022.